 EXHIBIT 21.1

SUBSIDIARIES OF EASTGATE ACQUISITIONS CORPORATION

Name of Subsidiary

Jurisdiction of Organization

Eastgate Pharmaceuticals Inc.

Province of Ontario, Canada

(Wholly owned subsidiary of

Eastgate Acquisitions Corporation)